                                                                   Exhibit 10.24
                             NON-QUALIFIED EXECUTIVE
                           EXCESS BENEFIT SAVINGS PLAN
                                2002 RESTATEMENT

This Plan is established by Land O'Lakes, Inc. ("Land O'Lakes") for the purpose of providing benefits to officers of Land O'Lakes in excess of limits on employee contributions to the Land O'Lakes Employee Savings and Supplemental Retirement Plan ("Savings Plan") imposed by Internal Revenue Code provisions, specifically ss.ss. 401(a)(17), 402(g), and 415.

1. Effective Date. The effective date of this Restatement is January 1, 2002. Its provisions shall retroactive effect to January 1, 1991.

2. Participation Requirements. An employee shall be a participant in this Plan ("Participant") for each calendar year at any time during which the following conditions are satisfied:

     (a) the employee is employed as an officer of Land O'Lakes; and

     (b) the employee is a participant in the Savings Plan.

3. Excess Benefit Amount. The Participant's Excess Benefit Amount for each calendar year shall be calculated as 3% of total compensation net of compensation deferred under the Land O'Lakes, Inc. Non-Qualified Deferred Compensation Plan ("Deferred Compensation Plan"), less the amount of employer contribution actually made to the Savings Plan for the account of the Participant for that calendar year.

4. Excess Benefit Credit Account. Land O'Lakes will credit the Excess Benefit Amount described in paragraph 3 above to the account maintained for such Participant pursuant to the terms of the Deferred Compensation Plan. In the event the Participant does not participate in the Deferred Compensation Plan, Land O'Lakes shall maintain an Excess Benefit Savings Account in the name of the Participant, to which shall be credited the Excess Benefit Amount specified in paragraph 3 above. The Excess Benefit Amount will be credited to the applicable account not later than the end of the first calendar quarter of the year following the year for which the Excess Benefit Amount is calculated. At the end of each calendar quarter, the employer shall also credit to the account interest at the long-term rate of interest of Co-Bank as of October 1 of the year preceding each year of participation.

5. Distribution. Amounts credited hereunder will be distributed to the Participant according to the payment schedule elected by the Participant for distribution of amounts payable to said Participant from the Deferred Compensation Plan; provided, however, if amounts credited to Participant have been maintained in a separate excess benefit savings account, these amounts shall be distributed in substantially equal monthly installments over a period of five (5) years beginning no later than the year next following the year in which the first to happen of the following events:

     (a) Participant's retirement;

     (b) Participant's disability;

     (c) Participant's death;

     (d) Participant's termination of employment for any reason.

     The Participant's disability shall be established for the purpose of this Plan by his/her qualification for disability payments under any long term disability benefit plan maintained by Land O'Lakes at the time of disability. Unless otherwise provided, each installment shall be paid to the Participant; provided, however, that if the Participant is not living at the time the installment is payable it shall be paid to the beneficiary designated by him/her under the Land O'Lakes Deferred Compensation Plan, or in the event the Participant is not a participant in the Deferred Compensation Plan, then to the beneficiary designated by the Participant under the Savings Plan. If no beneficiary is designated, payments will be made to the Participant's estate.

6. Funding. Land O'Lakes shall not be required to fund excess benefits payable hereunder. The obligations which Land O'Lakes incurs hereunder may be satisfied only out of its general corporate assets, and satisfaction of such obligations shall be subject to any claims of Land O'Lakes' other creditors having priority as to Land O'Lakes' assets. Nothing contained herein, and no action taken pursuant to the provisions hereof, shall create or be construed to create a trust of any kind or a fiduciary relationship between Land O'Lakes and any Participant or any other person.

7.   Miscellaneous.

     (a) This Plan shall not be construed as providing any individual with the right to be retained in Land O'Lakes' employ or to receive any benefit not specifically provided hereunder.

     (b) Nothing contained herein shall exclude or in any manner modify or otherwise affect any existing or future rights of Participant to participate and receive the benefits of any compensation, bonus, pension, life insurance, medical and hospitalization insurance or other employee benefit plan or program to which he otherwise might be or become entitled.

     (c) This Plan shall not be deemed to constitute an amendment to or be a part of the Savings Plan. All references hereunder to the Savings Plan shall include any amended or successor plan or plans maintained by Land O'Lakes, the terms of which may be applicable to Participant.

     (d) Land O'Lakes retains the right to modify the terms of this Plan or terminate this Plan at any time. No such modification or termination will affect benefit amounts credited to each Participant hereunder prior to the date of such modification or termination.

                                         LAND O'LAKES, INC.


                                         By ____________________________________
                                              Karen M. Grabow
                                              Vice President, Human Resources